                                                                      EXHIBIT 12


                               UNITED FOODS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                  FOR THE THREE MONTHS       FOR THE SIX MONTHS
                                    ENDED AUGUST 31,           ENDED AUGUST 31,
                                  ---------------------     ---------------------
                                    1996         1995         1996         1995
                                  --------     --------     --------    ---------
SHARES:

Weighted average number of
  common shares outstanding       10,809,929   11,797,498   10,809,929   11,795,840


Effect of shares issuable under
  option plan and warrants as
  determined by the treasury
  stock method                       297,500          (A)      301,822          (A)
                                  ----------  -----------  -----------  -----------

Weighted average number of
  common shares outstanding as
  adjusted                        11,107,429   11,797,498   11,111,751   11,795,840
                                  ==========  ===========  ===========  ===========

PER COMMON SHARE COMPUTATIONS:


Net Income (Loss)                $    26,000  $  (552,000) $   124,000  $  (236,000)
                                 ===========  ===========  ===========  ===========

Net Income (Loss)                $       .00  $      (.05) $       .01  $      (.02)
                                 ===========  ===========  ===========  ===========
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(A) Not considered in computation as the effect would be anti-dilutive.